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                                                                  EXECUTION COPY

                                                                     EXHIBIT 2.5

                           TENDER AND VOTING AGREEMENT

TENDER AND VOTING AGREEMENT, dated as of October 8, 2003 (this "Agreement"), by and among Jaguar Technology Holdings, LLC, a Delaware limited liability company (the "Parent"), Fire Transaction Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (the "Purchaser"), and General Atlantic Partners 46, L.P., a Delaware limited partnership (the "Major Stockholder").

                                    RECITALS

The Major Stockholder is a stockholder of FirePond, Inc., a Delaware corporation (the "Company"). Contemporaneously with the execution of this Agreement, the Parent, the Purchaser and the Company are entering into an Agreement and Plan of Merger (the "Merger Agreement"), which provides for, among other things, upon the terms and subject to the conditions set forth therein, (i) the commencement by the Purchaser of a cash tender offer (the "Offer") for all of the outstanding shares of common stock, par value $0.10 per share, of the Company (together with the associated Rights, the "Company Common Stock"), and (ii) the subsequent merger of the Purchaser with and into the Company (the "Merger").

As of the date of this Agreement, the Major Stockholder owns beneficially 282,211 shares of Company Common Stock (the "Existing Shares" and together with any shares which may hereafter be beneficially owned by the Major Stockholder prior to the termination of this Agreement, whether upon the exercise of options or by means of purchase, dividend, distribution or otherwise, being referred to herein as the Major Stockholder's "Shares").

As a condition to their willingness to enter into the Merger Agreement, the Parent and the Purchaser have requested that the Major Stockholder enter into this Agreement.

In order to induce the Parent and the Purchaser to enter into the Merger Agreement, the Major Stockholder is entering into this Agreement.

                                    AGREEMENT

In consideration of the foregoing and the mutual covenants and agreements in this Agreement, the parties, intending to be legally bound, agree as follows:

                                   ARTICLE 1
                       TRANSFER AND VOTING OF SHARES; AND
                      OTHER COVENANTS OF MAJOR STOCKHOLDER

Section 1.1 Voting of Shares. From the date of this Agreement until the earlier of (x) the consummation of the Offer or (y) the termination of this Agreement pursuant to Section 5.3 (the "Term"), at any meeting of the stockholders of the Company, however called, and in any action by consent of the stockholders of the Company, the Major Stockholder shall vote its Shares (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any Takeover Proposal.


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Section 1.2 Proxy. The Major Stockholder hereby revokes any and all prior proxies or powers of attorney in respect of any of the Major Stockholder's Shares and constitutes and appoints the Purchaser and the Parent, or any nominee of the Purchaser and the Parent, with full power of substitution and resubstitution, at any time during the term of this Agreement, as its true and lawful attorney and proxy (its "Proxy"), for and in its name, place and stead, to demand that the secretary of the Company call a special meeting of the stockholders of the Company for the purpose of considering any matter referred to in Section 1.1 (if permitted under the organizational documents) and to vote each of such Shares as its Proxy in favor of the matters referred to in clauses
(i) and (ii) of Section 1.1 above, at any annual, special, adjourned or postponed meeting of the stockholders of the Company, including the right to sign its name (as stockholder) to any consent, certificate or other document relating to the Company that the laws of the State of Delaware may permit or require. THE FOREGOING PROXY AND POWER OF ATTORNEY ARE IRREVOCABLE AND COUPLED WITH AN INTEREST THROUGHOUT THE TERM OF THIS AGREEMENT.

Section 1.3 No Proxies for or Encumbrances on Major Stockholder Shares. Except pursuant to the terms of this Agreement or the Offer Documents, the Major Stockholder shall not, without the prior written consent of Purchaser, directly or indirectly, (i) grant any proxies (other than proxies relating to the election of management's slate of directors at an annual meeting of the Company's stockholders, and other routine matters which would not require the filing of a preliminary proxy statement under Rule 14a-6(a) of the Exchange Act) that are inconsistent with the Proxy granted pursuant to Section 1.2 above or enter into any voting trust or other agreement or arrangement with respect to the voting of any of the Major Stockholder's Shares that would impair such Major Stockholder's ability to comply with its obligations under this Agreement, or
(ii) sell, assign, transfer, encumber or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, encumbrance or other disposition (each a "Transfer") of any of the Major Stockholder's title or interest (economic or other) in its Shares during the Term; provided, however, the Major Stockholder may Transfer its Shares to any Person so long as such Person shall have (i) executed a counterpart of this Agreement and (ii) agreed to hold such Shares subject to the terms and provisions of this Agreement to the same extent as such Major Stockholder.

Section 1.4 Waiver of Appraisal Rights. The Major Stockholder hereby waives any rights of appraisal or rights to dissent from the Merger.

Section 1.5 Stop Transfer. The Major Stockholder shall not request that the Company register the transfer (book-entry or otherwise) of any certificate or uncertificated interest representing any of the Major Stockholder's Shares, unless such transfer is made in compliance with this Agreement.



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                                   ARTICLE 2
                                  TENDER OFFER

Section 2.1 Tender of Shares.

      (a) The Major Stockholder hereby agrees, pursuant to and in accordance with the terms of the Offer, to tender (or cause the record owner of such Shares to validly tender) for payment in the Offer all Shares currently beneficially owned by the Major Stockholder.

      (b) Not later than ten days after the commencement of the Offer (and within five Business Days of any acquisition by the Major Stockholder of any additional Shares), the Major Stockholder shall, as appropriate, deliver to the depositary for the Offer (the "Depositary") designated in the Offer (i) a letter of transmittal with respect to the Major Stockholder's Shares complying with the terms of the Offer together with instructions directing the Depository to make payment for such Shares directly to the Major Stockholder, (ii) a certificate or certificates representing the Major Stockholder's Shares and (iii) all other documents or instruments required to be delivered pursuant to the terms of the Offer (such documents in clauses (i) through (iii) collectively being hereinafter referred to as the "Tender Documents"), and/or (y) instruct its broker or such other person who is the holder of record of any Shares beneficially owned by the Major Stockholder to tender such Shares for exchange in the Offer pursuant to the terms and conditions of the Offer.

      (c) The Major Stockholder shall not withdraw any tender required to be effected under this Agreement, except if there is an amendment that adversely affects the Major Stockholder.

                                   ARTICLE 3
             REPRESENTATIONS AND WARRANTIES OF THE MAJOR STOCKHOLDER

The Major Stockholder hereby represents and warrants to the Parent and the Purchaser as follows:

Section 3.1 Due Authorization, Etc. The Major Stockholder has all requisite power and authority to execute, deliver and perform this Agreement, to appoint the Purchaser and the Parent as its Proxy and to consummate the transactions contemplated hereby. The execution, delivery and performance of this Agreement, the appointment of the Purchaser and the Parent as the Major Stockholder's proxy and the consummation of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Major Stockholder. This Agreement has been duly executed and delivered by the Major Stockholder and constitutes a legal, valid and binding obligation of the Major Stockholder, enforceable against the Major Stockholder in accordance with its terms, except that (A) such enforcement may be subject to applicable bankruptcy, insolvency, moratorium, or other similar laws, now or hereafter in effect, affecting creditors' rights generally and (B) the remedy of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses and to the discretion of the court before which any proceeding therefore may be brought.


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Section 3.2 No Conflicts; Required Filings and Consents.

      (a) The execution and delivery of this Agreement does not, and the consummation of the Transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, renegotiation, termination, cancellation or acceleration of any obligation or to the loss of a benefit under or to the increase of obligations under, or result in the creation of any Lien upon any of the Major Stockholder's Existing Shares pursuant to (i) its organizational documents (if applicable), (ii) any Contract, or (iii) (A) any judgment, order or decree or
(B) any statute, treaty, convention, directive, law, ordinance, rule, regulation, order or restriction, in each case applicable to the Major Stockholder or its owned, licensed or leased properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, would not reasonably be expected to impair the ability of the Major Stockholder to perform its obligations under this Agreement.

      (b) No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any Governmental Entity is required by or with respect to the Major Stockholder in connection with the execution and delivery of this Agreement by the Major Stockholder or the consummation by the Major Stockholder of the transactions, except for (i) the filing of a premerger notification and report form by the Company under the HSR Act, and any applicable filings and approvals under Foreign Antitrust Laws; (ii) the filing with the Commission of such reports under Section or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and
(iii) such other consents, approvals, orders, authorizations, registrations, recordations, declarations and filings the failure of which to be made or obtained, individually or in the aggregate, would not be expected to impede the ability of the Major Stockholder to perform its obligations under this Agreement.

Section 3.3 Valid Title. The Major Stockholder is the beneficial owner of the Existing Shares with no restrictions on the Major Stockholder's voting rights (if applicable) or rights of disposition pertaining thereto, except for any such restrictions contemplated herein. None of the Major Stockholder's Existing Shares is subject to any voting trust or other agreement or arrangement with respect to the voting of such Shares. None of the Major Stockholder's Existing Shares is subject to any adverse claims, liens, charges, encumbrances, security interests or other restrictions on transfer.

Section 3.4 Total Shares. As of the date hereof, the Major Stockholder is the record and beneficial owner of 282,211 shares of Company Common Stock. Such Company Common Stock constitutes all of the Shares owned of record or beneficially owned by the Major Stockholder as of the date hereof. The terms "beneficially own", "beneficially owned", "beneficial ownership" and "beneficial owner" with respect to any securities shall mean having "beneficial ownership" of such securities as determined pursuant to Rule 13d-3 under the Exchange Act (but shall include securities which are excluded from such definition by the operation of Rule 13d-3(d)).



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                                   ARTICLE 4
                        REPRESENTATIONS AND WARRANTIES OF
                          THE PARENT AND THE PURCHASER

The Parent and the Purchaser hereby, jointly and severally, represent and warrant to the Major Stockholder as follows:

Section 4.1 Due Organization, Authorization, Etc. Each of the Purchaser and the Parent are duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser and the Parent have all requisite corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby by each of the Purchaser and the Parent have been duly authorized by all necessary corporate action on the part of the Purchaser and the Parent, respectively. This Agreement has been duly executed and delivered by each of the Purchaser and the Parent and constitutes a legal, valid and binding obligation of each of the Purchaser and the Parent, enforceable against each of the Purchaser and the Parent in accordance with its terms.

Section 4.2 No Conflicts; Required Filings and Consents.

      (a) The execution and delivery of this Agreement does not, and the consummation of the transactions and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of amendment, renegotiation, termination, cancellation or acceleration of any obligation or to the loss of a benefit under or to the increase of obligations under, or result in the creation of any Lien upon any of the properties or assets owned by, or licensed to, or leased by the Parent or the Purchaser under, (i) the certificate of incorporation or bylaws of the Parent or the comparable organizational documents of the Parent, (ii) any Contract applicable to the Parent or the Purchaser or their respective properties or assets or (iii) (A) any judgment, order or decree or (B) any statute, treaty, convention, directive, law, ordinance, rule, regulation, order or restriction, in each case applicable to the Parent or the Purchaser or their respective owned, licensed or leased properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, losses or Liens that, individually and in the aggregate, would not reasonably be expected to (x) have a Material Adverse Effect on the Parent or (y) impair the ability of the Parent or the Purchaser to perform its obligations under this Agreement or (z) prevent or delay the consummation of the transactions contemplated by this Agreement.

      (b) No consent, approval, order or authorization of, action by or in respect of, or registration, recordation, declaration or filing with, any Governmental Entity is required by or with respect to the Parent or the Purchaser in connection with the execution and delivery of this Agreement by the Parent or the Purchaser or the consummation by the Parent or the Purchasers of the transactions contemplated by this Agreement, except for (a) the filing of a premerger notification and report form by the Parent under the HSR Act, and any applicable filings and approvals under Foreign Antitrust Laws; (b) the filing with the Commission of such reports under Section 13(d) or 16(a) of the Exchange Act, as may be required in connection with this Agreement and the transactions contemplated by this Agreement; and (c) such other consents, approvals, orders, authorizations, registrations, recordations, declarations and filings the failure

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of which to be made or obtained, individually or in the aggregate, would not be expected to (x) have a Material Adverse Effect on the Parent or (y) impair the ability of the Parent or the Purchaser to perform its obligations under this Agreement or (z) prevent or delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 5
                                  MISCELLANEOUS

Section 5.1 Definitions. Capitalized terms used but not otherwise defined in this Agreement have the respective meanings ascribed to such terms in the Merger Agreement.

Section 5.2 Termination. This Agreement, and all rights and obligations of the parties hereunder, shall terminate and be of no further force and effect upon the earlier to occur of: (i) the written mutual consent of each of the parties hereto, (ii) the date upon which the Parent shall have purchased and paid for all of the Shares of the Major Stockholder in accordance with the Offer, (iii) the Effective Time, (iv) the date upon which the Merger Agreement is validly terminated in accordance with its terms or (v) the date upon which the Merger Agreement is amended to reduce the Merger Consideration or in any other manner adverse to the Major Stockholder.

Section 5.3 Further Assurance. From time to time, at the other party's request and without consideration, each party hereto shall execute and deliver such additional documents and take all such further action as may be necessary or desirable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

Section 5.4 Certain Events; Successors. The Major Stockholder agrees that this Agreement and the Major Stockholder's obligations hereunder shall attach to the Major Stockholder's Shares and shall be binding upon any person or entity to which legal or beneficial ownership of such Shares shall pass, whether by operation of law or otherwise, including the Major Stockholder's heirs, guardians, administrators, or successors. Notwithstanding any transfer of Shares except as contemplated in accordance with this Agreement including Section 1.3, the transferor shall remain liable for the performance of all its obligations under this Agreement.

Section 5.5 Notice. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied (which is confirmed) or sent by an internationally recognized overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

      (a) if to the Parent or the Purchaser, to:

                           Jaguar Technology Holdings, LLC
                           74-785 Highway 111, Suite 103
                           Indian Wells, CA 92210
                           Telephone No.: (760) 985-9696
                           Telecopy No.:  (760) 985-9797



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                           with a copy (which shall not constitute notice) to:

                           Morrison & Foerster LLP
                           555 West Fifth Street, Suite 3500
                           Los Angeles, California  90013
                           Attention:  Allen Z. Sussman
                           Telephone No.:  (213) 892-5290
                           Telecopy No.:   (213) 892-5454

                           and

      (b) If to the Major Stockholder, to:

                           General Atlantic Partners 46, L.P.
                           c/o General Atlantic Service Corporation
                           3 Pickwick Plaza
                           Greenwich, Connecticut  06830
                           Attention:  Matthew Nimetz
                                       Thomas J. Murphy
                           Telecopy No.:  (203) 622-8818

                           with a copy (which shall not constitute notice) to:

                           Paul, Weiss, Rifkind, Wharton & Garrison LLP
                           1285 Avenue of the Americas
                           New York, New York  10019-6064
                           Attention:  Douglas A. Cifu
                           Telecopy No.:  (212) 757-3990

Section 5.6 Expenses. Except as otherwise expressly set forth herein, all fees, costs and expenses incurred in connection with this Agreement or the Merger Agreement and the transactions contemplated hereby shall be paid by the party incurring such fees, costs and expenses.

Section 5.7 Construction and Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary. Whenever the words "include," "includes" or "including" are used in this Agreement they shall be deemed to be followed by the words "without limitation." The words "hereof," "herein" and "herewith" and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified. The plural of any defined term shall have a meaning correlative to such defined term, and words denoting any gender shall include all genders and the neuter. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning. A reference to any party to this Agreement or any other agreement or document shall include such party's successors and permitted assigns.

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Section 5.8 Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to and shall, subject to the discretion of such court, reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 5.9 Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements, negotiations and understandings, written, electronic or and oral, among the parties with respect to the subject matter hereof and thereof. Nothing in this Agreement shall be construed to give any Person other than the parties to this Agreement or their respective successors or permitted assigns any rights or remedy under or in respect of this Agreement or any provision contained herein.

Section 5.10 Assignment. Except as provided herein, this Agreement or any of the rights, interests or obligations under this Agreement shall not be assigned, in whole or in part, by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties, except that the Purchaser may assign, in its sole discretion, any or all of its rights, interests and obligations hereunder to the Parent or to any direct or indirect wholly owned subsidiary of the Parent and such assignment shall not relieve the Purchaser of any obligation under this Agreement. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

Section 5.11 Governing Law.


      (a) This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any other choice of law or conflict of law provision or rule (whether of the State of Delaware or otherwise) that would cause the application of the laws of any jurisdiction other than the State of Delaware.

      (b) The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of competent jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware of and for the County of New Castle, if any dispute arises out of this Agreement or any of the transactions contemplated by this Agreement, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated by this Agreement in any court other than the Court of Chancery of the State of

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Delaware of and for the County of New Castle. EACH OF THE PARENT, THE PURCHASER,
AND THE MAJOR STOCKHOLDER IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT
MAY HAVE TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE NEGOTIATION OR ENFORCEMENT HEREOF OR THE TRANSACTIONS.

Section 5.12 Amendment. This Agreement may not be amended except by an instrument in writing signed by the parties hereto.

Section 5.13 Waiver. Any party hereto may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties hereto contained herein or in any document delivered pursuant to this Agreement and (c) waive compliance by any other party with any of their agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights. Any custom or practice of the parties at variance with the terms hereof shall not constitute a waiver by such party of its right to exercise any such or other right.

Section 5.14 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered (whether delivered by telecopy or otherwise) one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.


                        [SIGNATURES FOLLOW ON NEXT PAGE]




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The Parent, the Purchaser and the Major Stockholder have each caused this
Agreement to be executed as of the date first written above.

                                   "PARENT"

                                   Jaguar Technology Holdings, LLC


                                   /s/ Douglas B. Croxall
                                   -----------------------------------
                                   By: Douglas B. Croxall
                                   Title: Managing Member


                                   "PURCHASER"

                                   Fire Transaction Sub, Inc.

                                   /s/ Douglas B. Croxall
                                   -----------------------------------
                                   By: Douglas B. Croxall
                                   Title: President


                                   "MAJOR STOCKHOLDER"

                                   General Atlantic Partners 46, L.P.

                                   By: General Atlantic Partners, LLC,
                                            its General Partner

                                   By: /s/ Rene M. Kern
                                   -----------------------------------
                                   Name:   Rene M. Kern
                                   Title:  A Managing Member




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